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                                                                      EXHIBIT 16

                        [Arthur Andersen LLP Letterhead]



Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


May 24, 2002


Dear Sir/Madam:

We have read the first four (4) paragraphs of Item 4 included in the Current Report on Form 8-K dated May 24, 2002, of Payless ShoeSource, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.


Very truly yours,


/s/ Arthur Andersen LLP
Arthur Andersen LLP


Copy to:
Ullrich E. Porzig,
Senior Vice President-
 Chief Financial Officer and Treasurer,
Payless ShoeSource, Inc.